Exhibit 10.5
EXECUTION COPY
AGREEMENT FOR SALE AND PURCHASE
     THIS AGREEMENT FOR SALE AND PURCHASE (“Agreement”) made and entered into by and among JPG 3595 ANDERSON FARM, LLC, a Delaware limited partnership, JPG 1350 N. 1st STREET, L.P., a Delaware limited partnership, JPG 1236 TEXAS STREET, L.P., a Delaware limited partnership, JPG 201 N. I-35 L.P., a Delaware limited partnership, JPG 6446 EAST MAIN, LLC, a Delaware limited partnership, JPG 5411 WEST BROAD, LLC, a Delaware limited partnership, JPG 3300 SOUTHWEST LLC, a Delaware limited partnership, JPG 5252 NIKE DRIVE, LLC, a Delaware limited partnership, and JPG 43 OLD OLDEN, LLC, a Delaware limited partnership (individually, a “Seller”, and together, “Sellers”), whose address is 5350 Poplar Avenue, No. 410, Memphis, Tennessee 38119, and U-STORE-IT, L.P., a Delaware limited partnership, and/or its assigns (“Buyer”) whose address is 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.
WITNESSETH:
     The parties hereto agree that Sellers shall sell their respective interests in, and Buyer shall buy, the following described properties upon the terms and conditions hereinafter set forth.
     1. DESCRIPTION OF THE PROPERTIES
          A. LEGAL DESCRIPTION.
          (i) The real property (“Anderson Farm Land”) consisting of approximately 3.84 acres of real property, together with all improvements (“Anderson Farm Improvements”) located thereon having approximately 83,590 square feet of net rentable mini-storage space in 668 units commonly known as “Atlanta Self Storage” and known for street numbering purposes as 3595 Anderson Farm Road, in the City of Austell, Cobb County, Georgia 30106, as the same is more fully described on Exhibit “A-1” attached hereto and made a part hereof.
          (ii) The real property (“Texas Street Land”) consisting of approximately 4.4 acres of real property, together with all improvements (“Texas Street Improvements”) located thereon having approximately 58,280 square feet of net rentable mini-storage space in 452 units commonly known as “I-35 Self Storage” and known for street numbering purposes as 1236 Texas Street, in the City of Lewisville, Denton County, Texas 75057, as the same is more fully described on Exhibit “A-2” attached hereto and made a part hereof.
          (iii) The real property (“I-35 East Land”) consisting of approximately 3.5 acres of real property, together with all improvements (“I-35 East Improvements”) located thereon having approximately 61,036 square feet of net rentable mini-storage space in 516 units commonly known as “I-35 Self Storage” and known for street numbering purposes as 201 South I-35 East, in the City of Denton, Denton County, Texas 76205, as the same is more fully described on Exhibit “A-3” attached hereto and made a part hereof.
          (iv) The real property (“N. First Land”) consisting of approximately 8.6 acres of real property, together with all improvements (“N. First Improvements”) located thereon having approximately 70,500 square feet of net rentable mini-storage space in 681 units commonly known as “Budget Self Storage” and known for street numbering purposes as 1350 N. First
Jernigan Self Storage Portfolio

Street, in the City of Garland, Dallas County, Texas 75040, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          (v) The real property (“Old Olden Land”) consisting of approximately 6.57 acres of real property, together with all improvements (“Old Olden Improvements”) located thereon having approximately 70,900 square feet of net rentable mini-storage space in 624 units commonly known as “Secure Self Storage” and known for street numbering purposes as 43 Old Olden Avenue, in the City of Hamilton, Mercer County, New Jersey 08610, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          (vi) The real property (“East Main Land”) consisting of approximately 4.0 acres of real property, together with all improvements (“East Main Improvements”) located thereon having approximately 67,751 square feet of net rentable mini-storage space in 669 units commonly known as “Reynoldsburg Mini Storage” and known for street numbering purposes as 6446 East Main Street, in the City of Reynoldsburg, Franklin County, Ohio 43068, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          (vii) The real property (“Nike Land”) consisting of approximately 6.9 acres of real property, together with all improvements (“Nike Improvements”) located thereon having approximately 89,915 square feet of net rentable mini-storage space in 784 units commonly known as “Hilliard Mini Storage” and known for street numbering purposes as 5252 Nike Drive, in the City of Hilliard, Franklin County, Ohio 43026, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          (viii) The real property (“Southwest Land”) consisting of approximately 8.55 acres of real property, together with all improvements (“Southwest Improvements”) located thereon having approximately 89,490 square feet of net rentable mini-storage space in 779 units commonly known as “Grove City Mini Storage” and known for street numbering purposes as 3300 Southwest Boulevard, in the City of Grove City, Franklin County, Ohio 43123, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          (ix) The real property (“West Broad Land”) consisting of approximately 5.75 acres of real property, together with all improvements (“West Broad Improvements”) located thereon having approximately 72,355 square feet of net rentable mini-storage space in 603 units commonly known as “West Broad Mini Storage” and known for street numbering purposes as 5411 West Broad Street, in the City of Columbus, Franklin County, Ohio 43228, as the same is more fully described on Exhibit “A-4” attached hereto and made a part hereof.
          The Anderson Farm Land, the Texas Street Land, the I-35 East Land, the N. First Land, the Old Olden Land, the East Main Land, the Nike Land, the Southwest Land and the West Broad Land are collectively referred to as the “Land,” and the Anderson Farm Improvements, the Texas Street Improvements, the I-35 East Improvements, the N. First Improvements, the Old Olden Improvements, the East Main Improvements, the Nike Improvements, the Southwest Improvements and the West Broad Improvements are collectively referred to as the “Improvements.”
          B. PERSONAL PROPERTY. All fixtures, furniture, carpeting, draperies, appliances, building supplies, equipment, machinery, inventory, the trade names and phone number(s) for “Atlanta Self Storage,” “I-35 Self Storage,” “Budget Self Storage,” “Secure Self Storage,” “Reynoldsburg Mini Storage,” “Hilliard Mini Storage,” “Grove City Mini Storage” and

“West Broad Mini Storage,” licenses, including, without limitation, computer software licenses, permits and other items of personal property owned by Sellers and presently affixed, attached to, placed or situated upon the Land or Improvements and/or used in connection with the ownership, operation and occupancy of the Land or Improvements (collectively, “Personalty”), but specifically excluding any items of personal property owned by any tenants (“Tenants”) of the Land or Improvements and any items of personal property owned by third parties and leased to Sellers. Sellers shall deliver an inventory of the Personalty to Buyer for approval not later than five (5) days after the Effective Date (as hereinafter defined) of this Agreement.
          C. LEASES. Sellers’ interest in all leases and storage agreements (“Leases”) now or hereafter affecting the Land or Improvements, together with all advance rents and refundable security deposits, key deposits and other deposits (collectively, “Security Deposits”) of Tenants held by Sellers.
          D. CONTRACTS. Sellers’ interest in all assignable leasing, service, supply and maintenance contracts, including Yellow Pages contracts (collectively, “Contracts”) relating to the ownership, use, maintenance and operation of the Land, Improvements and Personalty which Buyer, at its option, may elect to assume. Sellers shall deliver true and complete copies of the Contracts to Buyer for approval not later than five (5) days after the Effective Date of this Agreement.
     The items described in (A) and (B) of this Section 1 are hereinafter individually referred to as a “Property” and collectively as the “Properties.” The items described in (A)(i) and in (B), (C) and (D) of this Section 1, to the extent they relate to the Anderson Farm Land and Anderson Farm Improvements, are hereinafter collectively referred to as the “Anderson Farm Property.” The items described in (A)(ii) and in (B), (C) and (D) of this Section 1, to the extent they relate to the Texas Street Land and Texas Street Improvements, are hereinafter collectively referred to as the “Texas Street Property.” The items described in (A)(iii) and in (B), (C) and (D) of this Section 1, to the extent they relate to the I-35 East Land and I-35 East Improvements, are hereinafter collectively referred to as the “I-35 East Property.” The items described in (A)(iv) and in (B), (C) and (D) of this Section 1, to the extent they relate to the N. First Land and N. First Improvements, are hereinafter collectively referred to as the “N. First Property.” The items described in (A)(v) and in (B), (C) and (D) of this Section 1, to the extent they relate to the Old Olden Land and Old Olden Improvements, are hereinafter collectively referred to as the “Old Olden Property.” The items described in (A)(vi) and in (B), (C) and (D) of this Section 1, to the extent they relate to the East Main Land and East Main Improvements, are hereinafter collectively referred to as the “East Main Property.” The items described in (A)(vii) and in (B), (C) and (D) of this Section 1, to the extent they relate to the Nike Land and Nike Improvements, are hereinafter collectively referred to as the “Nike Property.” The items described in (A)(viii) and in (B), (C) and (D) of this Section 1, to the extent they relate to the Southwest Land and Southwest Improvements, are hereinafter collectively referred to as the “Southwest Property.” The items described in (A)(ix) and in (B), (C) and (D) of this Section 1, to the extent they relate to the West Broad Land and West Broad Improvements, are hereinafter collectively referred to as the “West Broad Property.”
     2. PURCHASE PRICE. The aggregate purchase price (“Purchase Price”) for the Properties, including the Non-Competition Agreement (as hereinafter defined), shall be Forty-Four Million Eight Hundred Fifty Thousand and 00/100ths Dollars ($44,850,000.00). As partial consideration for the sale of the Property, Buyer agrees to assume the outstanding principal balance and accrued interest as of the Closing Date of Sellers’ loans identified on Schedule 1 - Assumable Loans attached hereto secured by the N. First Property, the I-35 East Property and the Texas Street Property (“Assumable Loans”). The outstanding principal balance of the Assumable Loans and the interest accrued thereon as of the Closing Date shall be determined as of the Closing Date (as hereinafter defined). Buyer’s obligation to assume the Assumable Loans is subject to Buyer’s receipt of (i) the loan documentation for the Assumable Loans within ten (10) days of the Effective Date of this Agreement and (ii) any required approvals from the lenders thereof on terms acceptable to Buyer, acting reasonably. Buyer and Seller shall exercise good faith reasonable efforts to obtain the lenders’ approval at least five (5) business days prior to the Closing Date. Buyer shall be responsible for payment of any assumption fee required by lender. If Seller and Buyer are unable to obtain the lenders’ approval at least five (5) business days prior to the Closing Date, Buyer and Seller shall proceed to Closing on the purchase and sale of the six (6) Properties not encumbered by the Assumable Loans (the Anderson Farm Property, the Old Olden Property, the East Main Property, the Nike Property, the Southwest Property and the West Broad Property) on or before the Closing Date and the Closing Date for the Closing of the three Properties encumbered by the Assumed Loans (the Texas Street Property, the I-35 East Property, and the N. First Property) shall be automatically extended to the fifth (5th) business day next following receipt of such approvals. The Purchase Price shall be payable in cash, or other immediately available funds at the Closing, reduced by the outstanding principal amount of the Assumable Loans assumed by Buyer on the Closing Date. The Purchase Price shall be allocated to each Property as follows:

Anderson Farm Property	$6,300,000.00
Texas Street Property	3,050,000.00
I-35 East Property	3,550,000.00
N. First Property	4,850,000.00
Old Olden Property	7,200,000.00
East Main Property	4,550,000.00
Nike Property	4,800,000.00
Southwest Property	6,200,000.00
West Broad Property	4,350,000.00
     3. DEPOSITS
          A. EARNEST MONEY DEPOSIT. Within three (3) business days after execution of this Agreement by all parties, Buyer shall deliver to and deposit with Fidelity National Title Insurance Company, 717 North Harwood Street, Suite 800, Dallas, Texas 75201 (“Escrow Agent”) the sum of Five Hundred Thousand and 00/100ths Dollars ($500,000.00) (“Earnest Money Deposit”) securing the obligations of Buyer hereunder, which shall be held in escrow by Escrow Agent in accordance with the terms and conditions of this Agreement. The Earnest Money Deposit received hereunder by Escrow Agent shall be deposited by Escrow Agent in an interest bearing escrow account, which interest shall accrue for the benefit of Buyer.
          B. CLOSING PAYMENT. At Closing, the Purchase Price, increased or decreased by credits, the outstanding principal balance of the Assumable Loans, prorations and adjustments as provided herein, shall be paid by Buyer to Sellers by payment of the Earnest Money Deposit plus cash or confirmed federal wire transfer of immediately available funds.
     4. RIGHTS OF INSPECTION AND CANCELLATION
          A. INSPECTION PERIOD. For and in consideration of the Earnest Money Deposit, Buyer shall have a period of sixty (60) days from the Effective Date (“Inspection Period”),

during which time, Buyer, and Buyer’s counsel, accountants, agents and other authorized representatives (collectively, “Authorized Agents”), shall be entitled to enter upon the Properties for the purpose of inspecting and examining the Properties, including, without limitation, conducting surveying, engineering and Phase I environmental site assessments, and any such other inspections and investigations as Buyer shall consider appropriate. Buyer shall endeavor to give Seller not less than twenty-four (24) hours prior written notice of Buyer’s intention to enter the Properties by electronic mail to Sellers’ representative listed in Section 12 of this Agreement. Buyer and Buyer’s Authorized Agents shall not conduct or perform any intrusive or invasive investigations including, without limitation, any investigations, inspections or studies that may cause or make holes in or result in damage to the Properties, remove flooring, make excavations or test borings, drill wells, or perform any other physically invasive or intrusive investigations that cause or may cause any physical damage to the Properties, or any part thereof, without Sellers’ express written consent which may be withheld in Sellers’ sole discretion. Buyer shall not conduct or perform Phase II environmental assessments or any other environmental assessments of the Properties, other than Phase I environmental assessments, unless the Phase I environmental assessments performed by Buyer reveal or disclose one or more Recognized Environmental Conditions (as hereinafter defined). Buyer shall submit a written scope of work for any Phase II environmental assessments recommended by Buyer’s Phase I inspections, which scope shall be subject to Sellers’ prior written approval. Buyer and its Authorized Agents shall have full and continuing access to the Properties and all parts thereof and Sellers shall cooperate fully with Buyer and its Authorized Agents in Buyer’s inspection process. If Buyer, in Buyer’s sole discretion and opinion, is dissatisfied with the results of Buyer’s inspection of the Properties or any of the other items furnished by Sellers and reviewed by Buyer, as set forth in this Section 4, Buyer may, by written notice delivered to Sellers prior to the expiration of the Inspection Period, terminate this Agreement, in which event the Earnest Money Deposit and all interest earned thereon shall be immediately delivered to Buyer, Sellers and Buyer shall have no further obligations hereunder (except as may otherwise be provided in this Agreement) and this Agreement shall be null and void. If Buyer fails to deliver a termination notice in accordance with the terms of this Section 4(A), Buyer shall be deemed to have waived Buyer’s right to terminate this Agreement under this Section 4(A). For the purposes of this Section 4(A), the term Recognized Environmental Conditions shall mean the presence or likely presence of any hazardous substances or petroleum products on the Land or in the Improvements under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into the Improvements or into the ground, ground water, or surface water on the Land. The term “Recognized Environmental Conditions” does not include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be subject to enforcement action if brought to the attention of appropriate governmental agencies.
          B. DOCUMENT REVIEW. Sellers agree to furnish to Buyer not later than five (5) days after the Effective Date and allow Buyer and Buyer’s Authorized Agents to inspect and make copies of all of the following to the extent the same are in Sellers’ actual possession: surveys of the Land, owner’s title insurance policies, environmental reports and studies prepared for the benefit of Sellers, assessments (special or otherwise) statements, ad valorem and personal property tax bills, notices or correspondence from governmental entities with respect to the Properties, books, records, files and related items relating exclusively to the Properties, the form of storage leases/agreements used for the Properties, a current rent roll, copies of monthly operating statements for the Properties for the month preceding the Effective Date, copies of building plans and specifications, certificate(s) of occupancy, business operation, business registration or any similar licenses or permits issued by the city, county and/or state in which the

Properties are located, a summary of all capital expenditures of Sellers relating to the Properties for the month preceding the Effective Date, copies of all warranties or guaranties provided to Sellers for any improvements to the Properties, copies of any pending litigation or proceedings filed against or with respect to the Properties, including any condemnation or eminent domain notices or proceedings, or against Sellers which could have an adverse affect on the Properties, estoppel letters from all non-mini-storage warehouse tenants, including, without limitation, any office and retail space tenants, and tenants under those certain leases pursuant to which such tenants operate and maintain cellular telephone facilities on the Properties and any other documents or documentation with respect to the Properties which Buyer may reasonably request which are in Sellers’ actual possession (“Documents”). Sellers shall also make available to Buyer for review, at either the office of Sellers or at the Properties, the originals of the Leases, and Buyer shall have the right to make photocopies of the Leases.
          C. ENVIRONMENTAL SITE ASSESSMENT. During the Inspection Period, Buyer shall order current Phase I environmental site assessments for the Properties. In the event Buyer, in Buyer’s sole discretion, is dissatisfied with the results of any Phase I environmental site assessment(s), Buyer may terminate this Agreement by written notice delivered to Sellers at any time prior to the expiration of the Inspection Period in which event the Earnest Money Deposit and all interest earned thereon shall be immediately delivered to Buyer and neither Sellers or Buyer shall have any further obligations hereunder (except as may be otherwise provided herein) and this Agreement shall be null and void. Failure of Buyer to deliver a termination notice to Seller in accordance with this Section 4(C) shall be deemed to be a waiver of Buyer’s right to terminate this Agreement under this Section 4(C).
          D. INSPECTION OBLIGATION. Buyer and its Authorized Agents shall: (a) not disturb the Tenants or interfere with their use of the Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Properties; (c) not damage any part of the Properties or any personal property owned or held by any Tenant or any third party; (d) not injure or otherwise cause bodily harm to Sellers, their agents, contractors and employees or any Tenant; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Properties with Buyer’s authorization; (f) not permit any liens to attach to the Properties by reason of the exercise of Buyer’s rights hereunder; and (g) restore the Properties to the condition in which the same was found before any such inspections or tests were undertaken. Buyer hereby agrees to pay, indemnify, protect, defend (with counsel acceptable to Sellers in Sellers’ reasonable discretion), save and hold Seller harmless of and from all debts, duties, obligations, liabilities, suits, claims, demands, settlements, causes of action, damages, losses, fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses and court costs) as a result of any act or omission of Buyer or Buyer’s Authorized Agents in connection with Buyer or Buyer’s Authorized Agents entering upon the Properties or in exercising its rights under this Section 4. Buyer’s obligations set forth in this Section 4(D) shall survive the Closing or earlier termination of this Agreement for a period of six (6) months.
          E. SECURITIES LAW MATTERS. At Buyer’s request, at any reasonable time before or after the Closing with reasonable prior notice, Sellers shall provide to Buyer’s designated independent auditor access to the books and records of the Properties and all related information with respect to the Properties for (i) the period for which Buyer or U-Store-It Trust is required to have the Properties audited under the regulations of the Securities and Exchange Commission (“SEC”) and (ii) any subsequent period required to be presented in the registration statement(s) and filings of U-Store-It Trust and Sellers shall provide to such auditor a representation letter in substantially the form of Exhibit “H” attached hereto in connection with the audit of the Properties in accordance with generally accepted auditing standards (“Audit”). In addition, Sellers shall have their accountants, at Buyer’s expense and on terms and conditions mutually acceptable to Sellers’ accountants and Buyer, reformulate the audited financial statements of Sellers with respect to the Properties in order to generate audited financial statements and related audit reports required to be included in registration statement(s) and filings with respect to the Properties. The provisions of this paragraph shall survive the Closing.
          F. CONFIDENTIALITY. Buyer acknowledges that any and all of the Documents are proprietary and confidential in nature and are delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Properties. Except as otherwise provided herein, Buyer agrees not to disclose the Documents, or any of the provisions, terms or conditions thereof, to any party outside of Buyer’s organization except its Authorized Agents and to its attorneys, accountants, lenders, or investors (collectively, “Permitted Outside Parties”). Buyer further agrees that the Documents shall be disclosed and exhibited only to those persons within Buyer’s organization, the Authorized Agents or to the Permitted Outside Parties who are responsible for determining the feasibility of Buyer’s acquisition of the Properties and who have agreed to preserve the confidentiality of such information as required herein. Buyer shall return all of the Documents and any and all copies Buyer has made of the Documents on the first to occur of (a) Buyer’s election not to acquire the Properties as provided herein or (b) at such time as this Agreement is terminated for any reason. Notwithstanding anything to the contrary contained in this Agreement (or in any document or instrument related to this Agreement), at any time after the Effective Date, Buyer and U-Store-It Trust shall be permitted to (i) disclose the existence of this Agreement and the matters set forth herein in registration statement(s) and filings (as amended or supplemented from time to time) with the SEC or as may be otherwise required under the federal securities laws, and (ii) file this Agreement as an exhibit to such registration statement(s) and any other filings required under the federal securities laws.
     5. SURVEYS. Buyer shall order current surveys or updates to existing surveys (collectively, “Surveys”) of the Properties prepared by a surveyor licensed to practice in each state where the Properties are situated, in accordance with the requirements and standards of Buyer and Buyer’s lender, if any, duly certified to Buyer, Sellers, Buyer’s lender, if any, and to the Title Company (as hereinafter defined) and its issuing agent and their respective successors and assigns. For purposes of raising title objections under Section 6 hereof, the Surveys will be prepared and substantially completed during the Inspection Period. Any objections to the Surveys, zoning matters or title based upon the Surveys shall be deemed to be an objection to title as provided in Section 6 hereof. Any objections to said Surveys shall be raised prior to expiration of the Inspection Period with any objections to title pursuant to Section 6 herein.
     6. TITLE COMMITMENTS AND POLICIES. Buyer shall order an update of title in order for Fidelity National Title Insurance Company, 717 North Harwood Street, Suite 800, Dallas, Texas 75201 (“Title Company”) to issue title commitments (collectively, “Commitments”) for the Properties, together with copies of all documents shown as title exceptions in the Commitments (“Title Documents”). It shall be a condition to Buyer’s obligation to purchase the Properties that the Title Company commits to issue to Buyer at Closing ALTA Owner’s Title Insurance Policies on such form which is acceptable to Buyer) (collectively, “Title Policies”), meeting the requirements of this Section 6 in the amount of the Purchase Price for each Property insuring Buyer’s fee simple title to the Properties to be good, marketable and indefeasible. All matters in the Title Commitments, the Surveys and the Title Documents which are not objected to by Buyer by delivery of written notice to Sellers prior to the expiration of the Inspection Period shall be conclusively deemed to be acceptable to Buyer. Except for any mortgage (other than first priority mortgages securing the Assumable Loans), judgment or other monetary lien created or caused by Sellers (collectively, “Liens”), which Sellers shall satisfy at Closing, Sellers shall have no obligation to eliminate or cure any of Buyer’s objections (except that Sellers shall deliver to the Title Company a customary owner’s affidavit and gap indemnity.) In the event that Sellers do not cure or eliminate all timely raised title defects or objections by the Closing to Buyer’s satisfaction (other than liens which Sellers shall satisfy at Closing), then Buyer shall have the option of either: (A) accepting the title “as-is,” without reduction in the Purchase Price and without claim against Sellers therefor or (B) canceling this Agreement, in which event the Escrow Agent shall immediately deliver the Earnest Money Deposit together with any interest earned thereon to Buyer, this Agreement shall be null and void and Sellers and Buyer shall be released from all further obligations under this Agreement except as may be otherwise set forth herein. Following the Closing and the recording of the applicable closing documents, the Title Company shall issue the Title Policies, effective as of the Closing Date, with such endorsements as are required by Buyer and Buyer’s lender, if any. In the event the title insurance laws of the state in which a Property is located do not authorize the issuance of an ALTA owner’s title insurance policy, the Title Policies shall include such other endorsements as may be necessary to insure Buyer’s title to the Properties in substantially the same form as would be provided by an ALTA owners title insurance policy.
     7. ASSIGNMENT. Buyer may freely assign this Agreement without consent of Sellers. Buyer shall provide Sellers with prior notice of any assignment of this Agreement. An assignment of this Agreement shall not release U-Store-It, L.P. from any duties, obligations or liabilities of Buyer hereunder.
     8. TIME OF CLOSING. The Closing (“Closing”) shall be on or by June 29, 2006, or any extension thereof agreed to by the parties (“Closing Date”), time being of the essence; provided, however, in the event the date for the Closing should fall on a Friday, Saturday, Sunday or Monday, the Closing Date shall be on the following Tuesday.
     9. POSSESSION. Possession and occupancy of the Properties shall be delivered as of the Closing Date, unless otherwise provided herein.
     10.  REPRESENTATIONS AND COVENANTS OF SELLERS. Each Seller expressly covenants, represents and warrants to Buyer as to itself and as to each Property in which such Seller has an interest, as follows:
          A. Such Seller is the fee simple owner of such Property.
          B. Such Seller is a duly formed and validly existing entity in good standing under the laws of its state of organization and is qualified to do business in the state(s) in which it is legally required to be so qualified.
          C. Such Seller has full right, power and authority to execute, deliver and perform its obligations under this Agreement and has taken or will take all necessary action and obtained all necessary consents to authorize the execution, delivery and performance of this Agreement and all documentation required to effectuate the full intent and purposes of this Agreement, and this Agreement is enforceable against such Seller.

          D. There is no legal action pending, or to the knowledge of such Seller, threatened against such Seller, which relates to or materially affects such Property or otherwise adversely affects such Seller’s ability to perform such Seller’s obligations hereunder.
          E. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by such Seller.
          F. Such Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.
          G. The rent rolls and operating statements and other financial information relating to such Property delivered or to be delivered to Buyer pursuant to this Agreement are true and correct in all material respects as of the date thereof.
          H. The copies of the Contracts delivered or to be delivered to Buyer pursuant to this Agreement are true and correct in all material respects.
          I. The Leases listed on the rent rolls are all of the leases affecting such Property, and the copies thereof which have been or will be delivered to or made available to Buyer pursuant to this Agreement are true and correct in all material respects.
          J. Except as to be disclosed to Buyer in writing within five (5) days after the Effective Date, such Seller has not distributed or authorized the distribution of any localized, mass or direct marketing mailing which provides any coupons, discounts or other rental concessions, rebates or free rent (collectively, “Concessions”) for any new or existing tenants of any Property which would be effective after the Closing Date. Such Seller shall not, without the consent of Buyer, distribute or authorize the distribution of any localized, mass or direct marketing mailing which provide any Concessions for any new or existing tenants of any Property which would be effective after the Closing Date.
          K. Such Seller has not received any written notice of any violation of any law, zoning ordinance, municipal ordinance, code, or regulation (including any environmental law or regulation) affecting such Property which has not been cured, nor has such Seller received any written notice of any existing or threatened condemnation action involving any such Property.
          L. Such Seller has all right and power to cause the sale, transfer and assignment of the Leases to Buyer and to such Seller’s knowledge, (i) such Seller has observed and performed all of the material terms, covenants and conditions of the Leases to be kept, observed and performed by such Seller as landlord; (ii) the Leases are valid and in full force and effect and have not been amended except in the ordinary course of business; (iii) such Seller has not collected any rent for more than one (1) month in advance under any Leases which are in effect on the Closing Date except as disclosed in the rent rolls provided to Buyer; and (iv) except for written Leases, there are no other leases of such Property.
          M. From the date hereof until Closing, such Seller shall: (a) maintain in accordance with such Seller’s past practice complete and accurate books, accounts and records relating to such Property; (b) continue to maintain and operate such Property in accordance with such Seller’s past practices and maintain, renew or enter into new leases and contracts, including Yellow Pages contracts, in furtherance thereof; (c) maintain such Property in good order and condition and not permit such Property to adversely change its present condition; (d) comply with the terms and provisions of all Leases, Contracts and other obligations of such Seller relating to such Property; and (e) only enter into leases with new tenants of such Property upon terms that are consistent with such Seller’s lease form. Notwithstanding the foregoing, Sellers shall not be obligated to make capital expenditures or improvements to the Properties after the Effective Date of this Agreement except as may be necessary to comply with the covenant in clause (c) above.
          N. Such Seller shall obtain estoppel certificates from the tenants under any non-storage leases of 5,000 or more square feet in form prepared or approved by, Buyer.
     All representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects on the Closing Date and shall survive the Closing for a period of six (6) months. Buyer shall have the right to terminate this Agreement and receive a refund of its Earnest Money Deposit together with any interest earned thereon from Escrow Agent if any of the representations and/or warranties are not true and correct as of the Closing Date, in which event this Agreement shall be deemed null and void and Sellers and Buyer shall be released from all obligations under this Agreement, except as may be otherwise set forth herein.
     11. REPRESENTATIONS AND COVENANTS OF BUYER. Buyer expressly covenants, represents and warrants to Sellers, as follows:
          A. Buyer is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware.
          B. Subject to Section 37 hereof, Buyer has full right, power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action and obtained all necessary consents to authorize the execution, delivery and performance of this Agreement and all documentation required to effectuate the full intent and purposes of this Agreement, and this Agreement is enforceable against Buyer.
          C. There is no legal action pending or to Buyer’s knowledge threatened against Buyer which would materially affect the ability of Buyer to carry out the transactions contemplated by this Agreement.
          D. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Buyer.
          E. (i) Buyer is familiar with the source of funds with which it will purchase the Properties and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. Buyer covenants and agrees to provide to Sellers any and all documents, certifications or other evidence, as may be reasonably requested from time to time by Seller, confirming the source of funds for the purchase of the Property (and that such funds derived from legitimate business activities).
          (ii) Buyer has at all times been in compliance with and will continue to be in compliance through the Closing Date with (a) the Patriot Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency

Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.
          (iii) Neither Buyer nor, to Buyer’s knowledge, any of the other Buyer Parties, (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. “Buyer Parties” means, collectively, (a) Buyer, (b) its officers, directors, managers and employees, (c) its partners, and (d) any entity on whose behalf Buyer acts.
     All representations and warranties of Buyer set forth in this Agreement and the conditions and circumstances contained herein shall be effective, valid, true and correct on the Closing Date of and shall survive the Closing for a period of six (6) months.
     12. COMMUNICATIONS. All notices, demands, requests, consents, approvals, waivers or other communications shall be in writing and shall be deemed to be delivered (i) when mailed, upon receipt or refusal thereof, (ii) when delivered by a nationally recognized overnight courier service, upon confirmation of delivery by the courier service or refusal thereof or (iii) when sent by confirmed telecopy, upon receipt, and addressed to the parties as follows:

If to Sellers, to the address as follows: Jernigan Property Group, LLC Kenneth Cox, Senior Vice President 5350 Poplar Avenue, No. 410 Memphis, TN 38119
Phone:	(901) 685-0004
Fax:	(901) 685-0086
E-mail:	kcox@jerniganpropertygroup.com

with a copy to: Steven M. Regan, Esq. Reed Smith, LLP 435 Sixth Avenue Pittsburgh, PA 15219
Phone:	(412) 288-3134
Fax:	(412) 288-3063
E-mail:	sregan@reedsmith.com

Following Closing, Sellers’ forwarding address shall be: Jernigan Property Group, LLC Kenneth Cox, Senior Vice President 5350 Poplar Avenue, No. 410 Memphis, TN 38119
Phone:	(901) 685-0004
Fax:	(901) 685-0086
E-mail:	kcox@jerniganpropertygroup.com

If to Buyer, to the address as follows: Patricia A. Rocewicky, Vice President of Acquisitions and Assistant Secretary
6745 Engle Road, Suite 300 Cleveland, Ohio 44130
Phone:	(440) 234-0700
Fax:	(440) 234-5899
E-mail:	par@u-store-it.com

with a copy to: Kurt von Boeselager Hurtuk & Daroff Co., L.P.A. 6120 Parkland Boulevard, Suite 100 Cleveland, Ohio 44124
Phone:	(440) 605-6667
Fax:	(440) 605-6666
E-mail:	kvb@hurtukdaroff.com
     13. EFFECTIVE DATE OF AGREEMENT. The effective date (“Effective Date”) of this Agreement shall be the last date that this Agreement is executed either by Sellers or by Buyer.
     14. CONDITION. The Properties are being sold “as is”, “where is”, with all faults.
     15. SPECIAL ASSESSMENT LIENS. Certified, confirmed and ratified special assessment liens, or liens for work substantially completed, but not yet certified, confirmed or ratified, as of the Closing Date are to be paid at the Closing by Sellers.
     16. MECHANIC’S LIENS. The Properties are being sold free and clear of all mechanic’s liens for work done or material furnished in improving the Properties. If any work or improvements have been completed less than ninety (90) days prior to Closing, Sellers will furnish security against mechanic’s liens or evidence of payment of liens or acceptable release or waiver of liens. At Closing, Sellers shall deliver an affidavit to the Title Company as to the items described in this Section 16, sufficient in form and substance to permit the Title Company to issue the Title Policies to Buyer without exception for mechanic’s liens.
     17. CONVEYANCE. Sellers shall convey title to the Properties to Buyer by Special or Limited Warranty Deeds (collectively, “Deeds”) subject only to: (i) zoning and/or restrictions and prohibitions imposed by governmental authorities to which Buyer has not objected; (ii) covenants, conditions, restrictions, easements and other matters of record to which Buyer has not objected; and (iii) taxes and assessments which are a lien, but not yet due and payable.

     18. DOCUMENTS FOR CLOSING. Not later than ten (10) days prior to the Closing, Sellers shall deliver to Buyer and Buyer’s attorney, a copy of the proposed Deeds for review and approval. In addition, not later than three (3) days prior to the Closing Date, Sellers shall deposit in escrow with the Escrow Agent, the following executed documents:
(1)	Deeds in the form approved by Buyer and Buyer’s attorney;

(2)	Bill of Sale and General Assignments in the form of Exhibit “B” attached hereto and made a part hereof;

(3)	Domestic Owner’s Affidavits in the form of Exhibit “C” attached hereto and made a part hereof or in such form approved by the Title Company;

(4)	Gap Affidavits as required by the Title Company;

(5)	FIRPTA Affidavits in the form of Exhibit “D” attached hereto and made a part hereof;

(6)	Counterparts of the Assignment and Assumption of Leases in the form of Exhibit “E” attached hereto and made a part hereof;

(7)	Counterparts of the Assignment and Assumption of Contracts in the form of Exhibit “F” attached hereto and made a part hereof;

(8)	Counterparts of the Non-Competition Agreements in the form of Exhibit “G” attached hereto and made a part hereof executed by all of the parties required to sign pursuant to Section 28 of this Agreement;

(9)	Estoppel certificates required pursuant to Section 10(N) hereof; and

(10)	Subject to completion of the Audit prior to Closing, unless previously delivered, the Audit Letter in the substantially the form of Exhibit “H” attached hereto and made a part hereof.
     Not later than three (3) days prior to the Closing Date, Buyer shall deposit in escrow with the Escrow Agent, the following executed documents:
(1)	Counterparts of the Assignment of and Assumption of Leases in the form of Exhibit “E”;

(2)	Counterparts of the Assignment and Assumption of Contracts in the form of Exhibit “F”; and

(3)	Counterparts of the Non-Competition Agreement in the form of Exhibit “G.”
     19. EXPENSES.
A.	Buyer shall pay the following costs:
(1)	One-half (1/2) of the escrow fee.

(2)	The cost of recording the Deeds.

(3)	Subject to Sellers’ contribution as set forth in Section 19(B)(2), the cost of the environmental site assessments, title examinations, Title Policies and the Surveys.

(4)	Loan assumption fees.
B.	In addition to any other costs to be borne by Sellers as provided in this Agreement, Sellers shall pay the following costs:

(1)	One-half (1/2) of the escrow fee.

(2)	Six Thousand Dollars ($6,000.00) toward Buyer’s cost of the items set forth in Section 19(A)(3) hereof for each Property. Seller’s obligation to contribute toward Buyer’s cost of the items set forth in Section 19(A)(3) shall apply whether this transaction closes or this Agreement is terminated, as the case may be.

(3)	The cost of recording any corrective instruments.

(4)	Any transfer or conveyance tax charged on or for the recording of the Deeds or other title conveyance documents.
If Buyer does not obtain or waive the approvals described in Section 37 hereof on or before the expiration of the Inspection Period and Buyer terminates this Agreement for such reason, Seller shall have no obligation to contribute $6,000.00 per Property toward Buyer’s costs as provided above.
     20. PRORATION OF TAXES (REAL AND PERSONAL); UTILITIES; CONTRACTS. Escrow Agent shall prorate all taxes and assessments as of the date of Closing according to the calendar year, using the last available County Treasurer’s tax duplicate for the purpose of closing the transaction. When the actual amount of such taxes becomes known, Sellers and Buyer shall adjust the actual tax proration between themselves. Sellers and Buyer shall work together to notify utility companies and vendors of the Closing and transfer all utilities, including telephone numbers, and Contracts assumed by Buyer to Buyer’s name as of the Closing Date. Sellers shall provide Buyer with a letter of authorization in customary form to assist with this process. Sellers shall be entitled to a refund of all utility deposits and shall pay all utilities up to and including the Closing. Buyer shall be responsible for all utilities and Contracts assumed by Buyer from and after the Proration Date. With respect to the Assumable Loans, Seller has escrowed with the lenders funds to pay certain impositions, including the payment of real estate taxes for each of the properties encumbered by an Assumable Loan. At Closing, the funds escrowed with the lenders for each of the Assumable Loans will remain in escrow with the lenders for the payment of impositions and Buyer shall give Sellers a credit at Closing for the full amount of the funds escrowed with the lenders under the Assumable Loans for the payment of impositions.
     21. PRORATION OF RENTS. Sellers shall pay or cause to be paid to Buyer, in cash at Closing, the amount of the Security Deposits and prepaid rents paid to Sellers by Tenants as of the Proration Date specified in Section 22. The prorations shall be computed on a monthly basis based upon the actual number of days in the calendar month. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date (“Delinquent Rents”). At Closing, Buyer shall pay Sellers an amount which is equal to ninety percent (90%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants who are not more than thirty (30) days delinquent in the payment of rent as of the Closing Date. Any Delinquent Rents collected after Closing shall belong exclusively to Buyer and all rights to pursue collection of such amounts shall vest solely in Buyer.
     22. PRORATION DATE. Taxes and assessments, insurance, assumed interest, rents, and other expenses and revenue of the Properties shall be prorated through 11:59 P.M. on the day prior to Closing (“Proration Date”).

     23. ESCROW. Escrow Agent shall hold the Earnest Money Deposit in escrow and disburse it in accordance with the terms and conditions of this Agreement. In the event that a dispute shall arise between any of the parties to this Agreement as to the proper disbursement of the Earnest Money Deposit, the Escrow Agent may, at its option: (i) take no action and hold all funds (and documents, if any) until agreement is reached between the disputing parties, or until a judgment has been entered by a court of competent jurisdiction and the appeal period has expired thereon, or if appealed, then until the matter has been finally concluded, and then to act in accordance with such final judgment or (ii) institute an action for declaratory judgment, interpleader or otherwise joining all affected parties and thereafter complying with the ultimate judgment of the court with regard to disbursement of the deposit and disposition of documents, if any. In the event of any suit between Buyer and Sellers wherein the Escrow Agent is made a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover reasonable attorneys’ fee and costs incurred as Escrow Agent, including costs and attorney’s fees for appellate proceedings, if any, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. The Escrow Agent shall not be liable to either party for misdelivery to Buyer, Sellers or third parties, unless such misdelivery is due to gross negligence or wanton and willful misconduct on the part of the Escrow Agent.
     24. ATTORNEY’S FEES AND COSTS. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred including reasonable attorneys’ fees for services rendered in connection with such litigation, appellate proceedings and post-judgment proceedings.
     25. BROKERAGE. Buyer and Sellers each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder in connection with the negotiations of this Agreement and/or the consummation of the purchase and sale contemplated hereby, and no broker or person, firm or entity is entitled to any commission or finder’s fee in connection with this Agreement or this transaction. Buyer and Sellers do each hereby indemnify, defend, protect and hold the other harmless from and against any costs, expenses or liability for compensation, commission or charges which may be claimed by any broker, finder or other similar party by reason of any actions of the indemnifying party.
     26. CONDEMNATION AND CASUALTY.
               A. CONDEMNATION. Sellers shall promptly notify Buyer of any threatened or commenced condemnation or eminent domain proceedings affecting any Property. In the event that all or any “substantial portion” of a Property (as defined below in this Section 26) shall be taken in condemnation or by conveyance in lieu thereof or under the right of eminent domain or formal proceedings have been initiated therefor after the Effective Date and before the Closing Date, then at the election of Buyer by written notice thereof to Sellers within ten (10) days after Sellers notify Buyer of the condemnation or eminent domain proceedings, this Agreement shall be terminated. In the event Buyer fails to timely deliver written notice of termination as described above, Buyer shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Sellers shall deliver to Buyer at the Closing any proceeds actually received by Sellers attributable to such Property from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Sellers’ rights to any such proceeds not yet received by Sellers, and there shall be no reduction in the allocated portion of the Purchase Price for such Property. If the taking does not involve a “substantial portion” of the Property, as herein defined, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such taking, and Sellers shall deliver to Buyer at the Closing any proceeds actually received by Sellers attributable to such Property from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Sellers’ rights to any such proceeds not yet received by Sellers, and there shall be no reduction in the allocated portion of the Purchase Price for such Property.
          B. CASUALTY. Sellers shall promptly notify Buyer of any casualty affecting any Property. In the event that all or any “substantial portion” of a Property shall be damaged or destroyed by fire or other casualty after the Effective Date and before the Closing Date, Buyer may, at its option, elect to terminate this Agreement and receive a refund of the Earnest Money Deposit, or accept the affected Property and the other Properties, subject to Sellers assignment of all insurance proceeds to Buyer and payment of an amount equal to the deductible, if any, applicable to such loss under the insurance policies pursuant to the terms of this Section 26(B). In the event Buyer does not elect to terminate this Agreement as to such Property as described above, Buyer shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Sellers shall deliver to Buyer at the Closing any insurance proceeds actually received by Sellers attributable to such Property from such casualty, or assign to Buyer all of Sellers’ right, title and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the allocated portion of the Purchase Price for such Property. If the casualty loss does not involve a “substantial portion” of the Property, as defined herein, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and Sellers shall either (i) deliver to Buyer at the Closing any insurance proceeds actually received by Sellers attributable to the Property from such casualty, or (ii) assign to Buyer all of Sellers’ right, title, and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the allocated portion of the Purchase Price for such Property.
          C. SUBSTANTIAL PORTION DEFINED. For the purposes of this Section 26, a taking of or casualty loss to a “substantial portion” of a Property shall be deemed to include any taking or casualty loss which (i) is equal to or greater than (A) 10% of the value of the Property as established by the allocated portion of the Purchase Price for such Property, or (B) 10% of the aggregate gross number of square feet contained in the storage facilities constituting such Property, or (ii) involves a taking that has a material adverse effect on Buyer’s use of the remainder of such Property, by materially adversely affecting the adequacy of utilities, parking and/or access to the Property, the location or size of signage for the Property, or the zoning compliance thereof.
          D. RISK OF LOSS. Subject to the foregoing provisions of this Section 26, risk of loss until Closing shall otherwise be borne by Sellers.
     27. DEFAULT.
          A. SELLERS’ DEFAULT; BUYER’S SOLE REMEDIES. If, after written demand, any Seller fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Buyer’s breach of any of its representations or warranties contained in this Agreement; (ii) Buyer’s continuing default of any of its material covenants hereunder after ten (10) days’ prior written notice of such default; or (iii) a termination of this Agreement by Sellers or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party, Buyer may either (1) terminate this Agreement by written notice to Sellers, in which event the Earnest Money Deposit, together with interest earned thereon shall be returned to Buyer, or (2) pursue specific performance of this Agreement provided, however, that such action in equity for specific performance is commenced by Buyer duly and properly filing and serving a complaint within sixty (60) days after a default by Seller. In the event of any Seller’s continuing default after Closing in any of its representations, warranties or covenants in this Agreement which survive Closing or any documents delivered by any Seller at Closing, and such default continues for more than thirty (30) days after written notice of such default from Buyer, Buyer shall be entitled to pursue its remedies available at law or in equity.
          B. BUYER’S DEFAULT; SELLERS’ SOLE REMEDIES. If after written demand, Buyer fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Sellers’ breach of any of its representations or warranties contained in this Agreement; (ii) Sellers’ continuing default of any of its material covenants after ten (10) days’ prior written notice of such default; or (iii) a termination of this Agreement by Sellers or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party, Sellers may receive and retain the Earnest Money Deposit, together with interest earned thereon as liquidated damages (and not as a penalty) for breach of this Agreement. Such amount is agreed upon by and between Sellers and Buyer as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. In the event of Buyer’s continuing default after Closing in any of its representations, warranties or covenants in this Agreement which survive Closing or any documents delivered by Buyer at Closing, and such default continues for more than thirty (30) days after written notice of such default from Sellers, Sellers shall be entitled to pursue any remedies available at law or in equity.
     28. COVENANT NOT TO COMPETE. Sellers and those parties who are executing this Agreement to evidence their participation in this covenant, agree to enter into the Non-Competition Agreement at the time of Closing. The Non-Competition Agreement shall not bind any party other than Sellers and those parties who have executed the Section 28 Joinder attached hereto.
     29. TIME. Time periods herein of less than six (6) days shall, in the computation, exclude Saturdays, Sundays and state or national legal holidays and any time period provided for herein which shall end on Saturday, Sunday or state or national legal holiday shall extend to 5:00 P.M. Eastern Time of the next business day.
     30. PERSONS BOUND. The benefits and obligations of the covenants herein shall inure to and bind the respective successors and assigns of the parties hereto. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders.
     31. FINAL AGREEMENT. This Agreement represents the final agreement of the parties and no agreements or representations, unless incorporated into this Agreement, shall be binding on any of the parties. Typewritten provisions shall supersede printed provisions and handwritten provisions shall supersede typewritten and/or printed provisions provided that any such handwritten or typed written provisions are initialed by Sellers and Buyer. Such handwritten or typewritten provisions as are appropriate may be inserted on the face of this Agreement or attached hereto as an addendum provided that any such handwritten or typed written provisions are initialed by Sellers and Buyer.
     32. GOVERNING LAW. This Agreement shall be governed and construed in all respects with the laws of the State of Ohio.
     33. EXECUTION AND COUNTERPARTS; FACSIMILES. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement shall not bind Sellers or Buyer as an offer or an agreement unless signed by the person or party sought to be bound. Facsimile transmissions and other copies of executed documents shall serve the same purpose as originals in connection with the terms of this Agreement and any notices required to be or given hereunder may be delivered by facsimile transmission in the manner provided in Section 12. The transmittal of an unexecuted draft of this document for purposes of review shall not be considered an offer to enter into an agreement.
     34. AMENDMENT. This Agreement may not be modified or amended, except by an agreement in writing signed by Sellers and Buyer. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.
     35. REMOVAL OF PROPERTIES FROM MARKET. Commencing with the Effective Date, Sellers shall remove the Properties from the market and terminate negotiations for the sale of the Properties with all parties other than Buyer.
     36. LIKE KIND EXCHANGE. Buyer or Sellers may elect to exchange a Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended. To exercise any rights under this Section, the party electing to exchange a Property shall provide the other party with a written statement stating its intent to enter into an exchange at least ten (10) days prior to the Closing Date. The party electing to exchange a Property (“Exchanger”) may assign its rights under this Agreement to a qualified intermediary (“Qualified Intermediary”), for the purpose of completing such an exchange. Either party’s election to exchange, rather than sell or buy, a Property for other real estate of a like kind shall be at no cost or liability to the other party. Should this Agreement become part of a 1031 transaction, the Exchanger hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchanger under this Agreement directly against the Qualified Intermediary, and the other party agrees that the Qualified Intermediary may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party. Each party electing the 1031 exchange shall indemnify the other from any loss, cost, expense, damages or liability sustained or incurred by reason of its participation in the exchange.
     37. BUYER’S CONTINGENCY. Buyer’s obligation to purchase the Properties shall be contingent upon the approval of this transaction and the terms of this Agreement by the Investment Committee of U-Store-It Trust and the Board of Trustees of U-Store-It Trust. The contingency set forth in this Paragraph 37 shall be waived or satisfied, in Buyer’s sole and absolute discretion, on or before the expiration of the Inspection Period. Buyer shall promptly advise Seller whether this contingency has been satisfied or waived.

(signature blocks on the following pages)

BUYER:

U-STORE-IT, L.P.
a Delaware limited partnership
By: U-Store-It Trust, its general partner

By:	/s/ Steven G. Osgood

Steven G. Osgood
President

Date of Execution by Buyer: 4/3/06

SELLERS:

JPG 3595 ANDERSON FARM, LLC
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 1350 N. 1st STREET, L.P.
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 1236 TEXAS STREET, L.P.
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 201 N. I-35 L.P.
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 6446 EAST MAIN, LLC
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 5411 WEST BROAD, LLC
a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company
Its sole general partner
By: Jernigan Property Group, LLC
a Delaware limited liability company
Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox
Senior Vice President

JPG 3300 SOUTHWEST LLC a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company Its sole general partner
By: Jernigan Property Group, LLC a Delaware limited liability company Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox Senior Vice President

JPG 5252 NIKE DRIVE, LLC a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company Its sole general partner
By: Jernigan Property Group, LLC a Delaware limited liability company Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox Senior Vice President

JPG 43 OLD OLDEN, LLC a Delaware limited partnership
By:	/s/ Kenneth Cox

a Delaware limited liability company Its sole general partner
By: Jernigan Property Group, LLC a Delaware limited liability company Its sole member

By:	/s/ Kenneth Cox

Kenneth Cox Senior Vice President

Date of Execution by Sellers: 4/3/06

THE FOLLOWING PARTIES JOIN IN THIS AGREEMENT WITH RESPECT TO SECTION 28 OF THIS AGREEMENT AND THE NON-COMPETITION AGREEMENT ATTACHED HERETO AS EXHIBIT G ONLY.

Jernigan Property Group, LLC a Delaware limited liability company

By:	/s/ Kenneth Cox

Kenneth Cox, Senior Vice President

/s/ Dean Jernigan

Dean Jernigan

SCHEDULE 1
ASSUMABLE LOANS

		Outstanding Principal
Property	Lender	Balance as of March 31, 2006
N. First Property	Bank of America, N.A.	$3,367,978.29

I-35 East Property	Bank of America, N.A.	$2,117,014.94

Texas Street Property	Bank of America, N.A.	$1,924,599.10
Jernigan Self Storage Portfolio